Exhibit 5.1

June 5, 2017

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite115
Centennial, CO
80112

RE:	Registration Statement on Form S-1

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on or about the date hereof of the above captioned registration statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the resale or other distribution from time to time by certain selling security holders therein described (collectively, the “Selling Shareholders”) of up to (i) 3,538,550 common shares in the capital of the Company (the “Common Shares”) to be issued in connection with the Private Placement (as defined herein) to certain of the Selling Shareholders (the "Selling Shareholder Shares"), (ii) 3,538,550 warrants to purchase one Common Share exercisable at a price per Common Share of C$0.85 (the “Selling Shareholder Warrants”) to be issued to Selling Shareholders in connection with the Private Placement; (iii) 3,538,550 Common Shares issuable upon exercise of the Selling Shareholder Warrants (the “Warrant Shares”); (iv) 230,005 warrants to purchase one Common Share exercisable at a price per Common Share of C$0.65 (the “Compensation Warrants”) to be issued to certain Selling Shareholders for services rendered to the Company in connection with the Private Placement; and (v) 230,005 Common Shares issuable upon exercise of the Compensation Warrants (the “Compensation Shares” and, collectively with the Selling Shareholder Shares, Selling Shareholder Warrants, Warrant Shares and Compensation Warrants, the “Securities”).

The Securities will be offered and sold to the Selling Shareholders by way of a short form prospectus (the “Prospectus”) pursuant to an underwriting agreement dated May 16, 2017 (the “Underwriting Agreement”) between the Company and Mackie Research Capital Corporation (the “Underwriter”). We refer to this offering as the Private Placement.

The Selling Shareholder Warrants issued under the Private Placement will be governed by the terms of an indenture (the “Warrant Indenture”) to be entered between the Company and Computershare Trust Company of Canada.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;

(b)	a certificate of good standing dated June 5, 2017 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;

(d)	the Prospectus;

(e)	the Underwriting Agreement;

(f)	the Warrant Indenture; and

(g)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

(a)	the Selling Shareholder Shares will be, when issued delivered and paid for as contemplated in the Underwriting Agreement and in accordance with the Documents, validly issued, fully paid and non-assessable;

(b)	the Selling Shareholder Warrants will be, when issued, delivered and paid for as contemplated in the Underwriting Agreement and in accordance with the Documents, valid and binding obligations of the Company;

(c)	the Warrant Shares issuable upon exercise of the Selling Shareholder Warrants that will be offered for resale by the Selling Shareholder will be, when issued and paid for in accordance with the terms of the Selling Shareholder Warrants and the Warrant Indenture, validly issued, fully paid and non-assessable;

(d)	the Compensation Warrants will be, when issued, delivered and paid for as contemplated in the Underwriting Agreement and in accordance with the Documents, valid and binding obligations of the Company; and

(e)	the Compensation Shares issuable upon exercise of the Compensation Warrants will be, when issued and paid for in accordance with the terms of the Compensation Warrants, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the Prospectus filed as part of the Registration Statement. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP